Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Announces Resignation of
David M. Friedson as Chairman of the Board and Director

     Miami Lakes, Florida (August 27, 2004) — Applica Incorporated (NYSE: APN) today announced that David M. Friedson has resigned his positions as Chairman of the Board and Director of the company for personal reasons effective immediately. Harry D. Schulman will become interim Chairman of the Board while retaining his current title of President and Chief Executive Officer of the Company. The vacated board seat will remain empty at this time.

     Mr. Schulman commented “On behalf of the Board of Directors and the employees of Applica, we would like to express our appreciation to David Friedson for his efforts on behalf of the company over the past 28 years. We wish David the best of luck in his future endeavors and thank him for his significant contributions.”

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.